Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Compensation Committee of Kid Brands, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-158340 on Form S-8 of Kid Brands, Inc., of our report dated April 15, 2010, with respect to the statement of financial condition of the Kid Brands, Inc. 2009 Employee Stock Purchase Plan as of December 31, 2009, and the related statement of income and changes in plan equity for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Plan.

/s/ KPMG LLP
Short Hills, New Jersey
April 15, 2010